PRICING SUPPLEMENT NO. 6                                          Rule 424(b)(3)
TRADE DATE: September 17, 1997                         Registration No. 333-5763
(To Prospectus Supplement dated
December 4, 1996 including the
Prospectus dated November 8, 1996)

                               M.A. HANNA COMPANY

                                MEDIUM-TERM NOTES

                  Due More Than Nine Months from Date of Issue

Floating Rate Note (  )                          6.89% Fixed Rate Note (X)

Principal Amount: $10,000,000                    Issue Price: See Below
Original Issue Date: September 22, 1997          Specified Currency: U.S. dollars
Interest Accrual Date: September 22, 1997        Maturity Date: September 22, 2008

Redemption Date(s): N/A
Redemption Price(s): N/A
Authorized Denominations (if other than
denominations of $1,000 and integral
multiples of $1,000 in excess thereof            Interest Payment Period: Semi-Annual
in U.S. Dollars): N/A

Repayment Date(s): N/A                           Interest Payment Dates: June 1 and
Repayment Prices(s): N/A                                                 December 1
Total Amount of OID: N/A
Yield to Maturity: N/A                           Global Security:       (X) Yes  (  ) No
Initial Accrual Period OID: N/A                  Exchange Rate Agent: N/A
Method Used to Determine                         Historical Exchange Rate: N/A
Yield to Maturity and Initial
Accrual Period OID: N/A

(Only applicable to Floating Rate Notes):        Spread (plus or minus): N/A

  Initial Interest Rate: N/A                     Spread Multiplier: N/A
  Index Maturity: N/A                            Maximum Interest Rate: N/A
  Base Rate(s): N/A                              Minimum Interest Rate: N/A
    If LIBOR, Designated LIBOR Page:             Calculation Rate Agent: N/A
      (   ) LIBOR Reuters
      (   ) LIBOR Telerate                       Name of Agents: Salomon Brothers Inc
and                                               Merrill Lynch, Pierce, Fenner & Smith
                                                      Incorporated

Index Currency: N/A                              Agents' Aggregate Discount or
Commission:                                          .625%
Interest Reset Period: N/A
Interest Reset Dates: N/A                        Net Proceeds to Co.: $9,937,500

( ) Agent is acting as Agent for the sale of Notes by the Company at a price to the public of ( ) 100% of Principal Amount or ( ) _____% of Principal Amount.








(X) Agents are purchasing Notes from the Company as Principal for resale to Investors and other purchasers at: ( ) a fixed initial public offering price of 100% of the principal amount; ( ) a fixed initial public offering price of ___% of the principal amount; or (X) varying prices relating to prevailing market prices at time of resale to be determined by Agents.

Additional Terms: CUSIP NO. 41051PAF3

